Exhibit 4.37

REGULATION

OF THE 2013-2017 PERFORMANCE SHARES PLAN RESERVED FOR CERTAIN

EMPLOYEES OF LUXOTTICA GROUP S.p.A. AND ITS CONTROLLED COMPANIES

1. SUBJECT AND WARNING

The present Regulation defines the criteria to implement the Plan addressed to certain Employees of the Company and of other companies of its group. These Employees will be selected, in accordance with this Regulation,  to encourage these Employees to increase the value of the Company and the Group and, at the same time, to create a retention incentive.

The Plan provides, pursuant to the provisions contained herein, the grant of rights to receive Company Shares, on condition that certain performance targets are complied with.

The present Regulation was approved by the shareholders’ meeting held on April 29, 2013.

This Regulation shall not be considered a “public offer of financial products” as defined by Article 1(1) of Legislative Decree No. 58 of 24 February 1998, because it is subject to the provisions set forth by Article 34ter (1)(m) of Consob Regulation No. 11971 dated 14 May 1999, as modified and amended.

2. DEFINITIONS

For the purposes of this Regulation: (i) terms and expressions listed below, underlined and capitalized, are explained; (ii) terms and expressions capitalized and not underlined, contained in one or more of the paragraphs of this Article 2 are defined in other paragraphs of the same Article; and (iii) terms and expressions in the plural are also intended to be defined in the singular, and vice versa.

2.1                        “Shares”: the ordinary shares of the Company granted to the Beneficiaries that are holders of the Units under the terms and conditions set forth by this Regulation.

2.2                        “Beneficiaries”: the Employees of the Company or of the Employing Company that may participate in the Plan, determined by the Board of Directors upon proposal of the Human Resources Committee.

2.3                        “Civil Code”: the Italian Civil Code, approved by Royal Decree No. 262 of 16 March 1942, as modified and amended from time to time.

2.4                        “Board of Directors”: the pro tempore Board of Directors of the Company, or its directors expressly delegated, who will administer the Plan, taking any relevant decisions and giving execution to this Regulation.

2.5                        “Date of Approval”: April 29, 2013, the date of approval of the Plan by the shareholders’ meeting of the Company.

2.6                        “Date of Assignment”: date of assignment of the Shares to the Beneficiaries, to occur anytime between the Date of Verification and the thirtieth Business Day thereafter.

2.7                        “Date of Grant”: each date on which the Board of Directors grants Units to the Beneficiaries.

2.8                        “Termination Date”: with respect to any Relationship, the earlier of: (i) the date of termination of the Relationship; and (ii) the date on which the written communication of termination of the Relationship was sent (by registered letter or fax) or hand-delivered.

2.9                        “Date of Verification”: the date, which shall be between the date on which the Board of Directors approves the Group’s consolidated balance sheet as of the end of a Reference Period and the fifth Business Day thereafter, on which the Board of Directors will ascertain whether the EPS Target has been achieved.

2.10                 “Employees”: the employees of the Company or of the Employing Company.

2.11                 “EPS”: the earnings per Share, which may be expressed in US dollars in lieu of Euro, as derived from the Group’s IFRS consolidated balance sheet and equal to the net profit as derived from the relevant balance sheet divided by the average number of Shares outstanding.

2.12                 “EPS Target”: the targets set forth by the Board of Directors with respect to each Reference Period and determined by the addition of EPS that may be expressed in US dollars in lieu of Euro for each year included in the Reference Period; achieving the EPS Target will allow the assignment of the Shares.

2.13                 “Business Day”: each calendar day excluding Saturdays, Sundays, and the other days on which credit entities do not usually do business in Milan.

2.14                 “Group”: the Company and the other Companies directly or indirectly controlled (pursuant to Article 2359 of the Civil Code) by the Company from time to time.

2.15                 “Tender Offer”: a takeover bid or an exchange tender offer concerning the Shares of the Company, launched by parties other than the Company.

2.16                 “Plan”: the 2013-2017 Performance Shares Plan governed by this Regulation.

2.17                 “Reference Period”: three consecutive fiscal years, the first of which includes the Date of Grant, with respect to which the EPS Target will be determined.

2.18                  “Relationship”: the existing employment relationship between any Beneficiary and the Company or the relevant Employing Company.

2.19                 “United States Person”:  a Beneficiary who is either a United States citizen or a resident alien (as such term is defined for United States Federal income tax purposes).

2.20                 “Regulation”: the present regulation, which defines the criteria, the modalities, and the conditions to implement the Plan.

2.21                 “Application Form”: the form consistent with the form provided in Annex A that the Company will provide to each Beneficiary, together with the annexed Regulation that will form an integral part of it. The Application Form will indicate the number of Units relevant to the Reference Period. By signing and delivering the Application Form to the Company, the Beneficiary will convey his/her complete and unconditional agreement to the Plan.

2.22                 “Company”: Luxottica Group S.p.A., with registered offices at Via C. Cantù 2, Milan.

2.23                 “Employing Company”: each of the companies of the Group with which one or more Beneficiaries have a Relationship.

2.24                 “Substitutive Amount”: the amount of money that the Company, at its discretion, may pay to the Beneficiaries instead of the Shares—in whole or in part—to be granted at the Date of Grant, calculated based on the average of the Shares’ official prices on the stock market quoted by Borsa Italiana S.p.A. in the month preceding the Date of Assignment or, if the Shares are no longer listed, on their normal value pursuant to Article 9 of the Presidential Decree No. 917 of 22 December 1986, as determined by an independent advisor appointed by the Company.

2.25                 “Unit”: the right to receive one Share under the terms and conditions set forth in this Regulation.

3. CRITERIA AND METHODS TO DETERMINE THE BENEFICIARIES AND GRANT THE UNITS

3.1                        The Beneficiaries and the maximum number of Units which can be granted to each of them will be determined by the Board of Directors in its complete and sole discretion, upon proposal of the Human Resources Committee, having taken into account the position held within the Group and the potential growth of their respective business or function, in relation to the objectives of value increase for the Company as well as that for the Group, as represented by the EPS Target.

3.2                        The Board of Directors may grant Units to the Beneficiaries, pursuant to the Plan and this Regulation, within the period beginning on the Date of Approval and ending on December 31, 2017.

3.3                        The Board of Directors may grant to Beneficiaries a maximum number of 10,000,000 Units, which may correspond to the assignment of a maximum of 10,000,000 Shares. Each series of three-year grants may cover a maximum of 2,500,000 Units.

4. ADHESION TO THE PLAN

4.1                        The Company will send each Beneficiary this Regulation and the Application Form - the latter shall set forth, inter alia, the number of Units granted - and will also give notice, to each Beneficiary of the EPS Target.

4.2                        The Beneficiary must return a copy of this Regulation and the Application Form (duly completed and signed) to the Company (which may be preceded by fax copies) within 30 days from their receipt, under penalty of losing the right to participate in the Plan.

4.3                        The Units will be considered granted with retroactive effect to the Date of Grant preceding the date on which the Application Form is returned to the Company duly completed and signed (which is the date on which the Company shall endorse the receipt of the Application Form).

5. NATURE AND CHARACTERISTICS OF THE GRANTING OF UNITS

5.1                        The Units will be granted free of charge. The Beneficiaries will not be required to pay the Company any amount for this grant. The Units will be granted to the Beneficiaries in their individual capacities, and may not be transferred to any other persons or be subject to encumbrances or dispositions of any other kind.

5.2                        Article 7 will apply in case of death of the Beneficiary.

5.3                        The Units and every other right deriving therefrom, as well as any general benefits provided by the Plan:

5.3.1                represent extraordinary compensation and cannot be considered, in any case, an integral part of the base remuneration of the Beneficiaries. In particular, the number of Units granted to each Beneficiary was determined already taking into account any anticipated impact on the direct and indirect elements of the remuneration provided by law and by the applicable collective and individual agreement in force;

5.3.2                do not give grounds for the right to similar or further benefits, within the scope of the Plan or otherwise; and

5.3.3                do not grant to the Beneficiaries, on expiry of the Plan, the right to participate in other possible incentive plans, however implemented, or to other remuneration.

5.4                        The Employing Company may grant the Units to the Beneficiaries in compliance with the terms and conditions of the Plan.

5.5                        Nothing herein confers or shall confer to the Employee or Beneficiary any right to continue in the employment with an Employing Company nor shall interfere with an Employing Company’s rights to terminate the employment of the Beneficiary in accordance with the applicable law.

6. RIGHT TO THE ASSIGNMENT OF SHARES

6.1                        The assignment of Shares, up to a maximum number equal to the Units owned by the Beneficiary on the Date of Assignment, is subject to the following conditions:

6.1.1           the ownership of the Units on the Date of Assignment; and

6.1.2           the total or partial achievement of the EPS Target at the end of the Reference Period.

6.2                        At the end of each Reference Period, the Company shall verify the fulfillment of the condition under 6.1.2 above and promptly notify the Beneficiaries of the result of such verification as well as of the number of Shares assigned to each Beneficiary, if any.

6.3                        The Company will assign the Shares within 30 Business Days from the Date of Verification, unless the Beneficiary communicates his/her desire, pursuant to Article 12, not to be assigned Shares; provided however that in the case of a Beneficiary who is a United States Person, the Company will assign Shares no later than 75 days after the end of the calendar year that includes the last day of the Reference Period.

6.4                        Instead and in substitution of the assignment of the Shares, as provided by the terms and conditions of the Plan, on the Date of Assignment, the Company reserves the right to substitute, in whole or in part, the Shares by paying the Substitutive Amount; provided however that in the case of a Beneficiary who is a United States Person, any such Substitutive Amount will be paid no later than 75 days after the end of the calendar year that includes the last day of the Reference Period. It is agreed that, in the event of termination of the Relationship with right to retain the Units, as provided by Article 7.3, the Company will pay to the Beneficiary the Substitutive Amount, if and to the extent that it is due, provided however that the Company will be - in any case and at the sole option of the Company - allowed to assign Shares in lieu of the Substitutive Amount.

6.5                        Each time the Units are granted or the Shares are assigned to the Beneficiaries, the Board of Directors will be entitled to prohibit, for the whole amount or in part, for a specific time period, the transfer of the Shares by those Beneficiaries as determined by the Board of Directors at time the Units are granted or the Shares are assigned.

7. REGULATION OF UNITS IN CASE OF TERMINATION OF THE RELATIONSHIP

7.1                         In case of termination of the Relationship, should the Termination Date precede the Date of Assignment, the provisions under this Article 7 will apply. In any case of termination of the Relationship, the Board of Directors can derogate from the provisions contained herein, including - if necessary - those provided for under the following paragraphs 7.2 and 7.3, with respect to one or more Beneficiaries, for example by allowing such Beneficiaries to keep all or part of the Units, or providing for the (total or partial) assignment of Shares or of the Substitutive Amount, even when the relevant conditions are not met.

7.2                        In case of termination of the Relationship due to: (i) the Beneficiary’s voluntary resignation without cause or not based on one of the reasons set forth in Article 7.3; or (ii) the Beneficiary’s dismissal for cause or based on a subjective reason, the Beneficiary will definitively forfeit all the Units and, consequently, any right to the assignment of the Shares.

7.3                        In case of termination of the Relationship due to: (i) resignation by the Beneficiary presented in order to access to pension; (ii) a permanent disability preventing the Beneficiary from continuing the Relationship; (iii) death of the Beneficiary; and (iv) dismissal without cause or not based on a subjective reason, the Beneficiary (or his/her heirs or legal successors) will have the right to retain a number of Units calculated in proportion to the duration of the Relationship during the Reference Period. The remaining number of Units will be forfeited.

7.4                        Where disciplinary notice (pursuant to Article 7 of Law 300/70, if the Relationship is governed by Italian law, or pursuant to other law applicable to the Relationship) is served, the right to the assignment of the Shares will be suspended until receipt of the notice serving the disciplinary measure or the decision by the Company or the Employing Company not to serve any disciplinary notice.

7.5                        In case of transfer of the Relationship from the Company or the Employing Company to another Group company and/or in case of termination of the Relationship and subsequent establishment of a new Relationship with another Group company, the Beneficiary will maintain any rights under this Regulation.

8. TAX AND SOCIAL SECURITY REGULATIONS

8.1                        The value of the assigned Shares or the Substitutive Amount will be subject to tax and social security charges where and in the manner provided by tax regulations in force from time to time. If necessary, the Beneficiary undertakes to provide the Company with the financial provision necessary to carry out any withholding on the Beneficiary’s part under the law, and expressly authorizes the Company to withhold that amount from any amount whatsoever due to the Beneficiary (e.g. the end of service allowance).

9. ADJUSTMENTS TO THIS REGULATION IN CONNECTION WITH CERTAIN

 COMPANY EVENTS AND IN CONNECTION WITH A TENDER OFFER

9.1                        In cases not specifically regulated by this Regulation (e.g. extraordinary changes to the Company’s capital such as, for example, mergers, splits, reductions of the capital for losses due to cancellation of Shares, reductions of the nominal value of the Shares to cover losses, increases in the Company’s capital, for free or for a fee, grouping or splitting of Shares, as well as legislative or regulatory changes or other events, including management, for example the modification of the accounting principles used to prepare the balance sheet, that may influence the EPS Target and/or the Plan), the Board of Directors, in its discretion and within the limits allowed by the laws in force from time to time, will evaluate and, if appropriate, adopt any amendments and additions to this Regulation and/or to the Units granted, including, for example, to the EPS Target or the Shares that can be assigned, which is deemed necessary or appropriate to maintain the essential and economic contents of the Plan.

9.2                        In case a Tender Offer is launched, the Board of Directors will have the right to assign the Shares in advance with respect to the Reference Period and to determine the number of Shares relating to such assignment, taking into account the most recent financial results of the Group available. Should the Company be willing to enforce this provision, it shall communicate to the Beneficiary, by the beginning of the period of participation in the Tender Offer:

•                               the decision to assign the Shares in advance;

•                               the number of Shares the Beneficiary is entitled to.

The Beneficiary, by means of a communication to be done, under penalty of forfeiture, within the following 5 days, can waive the advance assignment, retaining the Units for the remaining Reference Period, on the same terms as under the Plan; provided however that any Beneficiary who is a United States Person will not have the right to waive the advance assignment of Shares under this Section 9.2.

After the expiration of the 5 day term and in case the Beneficiary has not made the communication—all the conditions under the Plan, including the right to substitute the assignment with the Substitutive Amount, being confirmed—the assignment will take place in time for the Beneficiary to adhere to the Tender Offer; provided however that in the case of a Beneficiary who is a United States Person, the Company will assign Shares no later than 75 days after the end of the calendar year that includes the date on which the Board of Directors determines to enforce this provision.

9.3                        The grant of Units under the Plan does not, and will not in any way, affect the right or power of the Company to make changes in its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets or to engage in any other restructuring transaction whatsoever.

10. DURATION OF THE PLAN

10.1                 The Plan will be effective beginning on the Date of Approval and ending on December 31,  2017.

10.2                 This Regulation will be effective until the last Date of Assignment.

11. APPLICABLE LAW

11.1                 Any dispute between one or more companies of the Group and one or more Beneficiaries, or their legitimate heirs or successors, arising from or related to the Plan, this Regulation, and the Application Form, will be regulated by Italian law.

11.2                 Notwithstanding any provision of this Plan to the contrary, all awards made under this Plan to United States Persons are intended to be exempt from or, in the alternative, comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and the interpretive guidance thereunder.  The Plan will be construed and interpreted in accordance with such intent.

12. COMMUNICATION AND NOTICE

12.1                 Any notice required or permitted by this Regulation will be valid and effective only if in writing and will be considered executed upon receipt, pursuant to Article 1335 Civil Code, if made by letter or telegram, or at the time of acknowledgment of receipt by special statement (even by fax) if made by registered mail or fax, to the following addresses:

•                                    as to the Company:

HR Department, Via Cantù 2, Milano

Fax: +39 02.8633.4093

and to

HR Stock Options, Via Valcozzena 10, Agordo

Fax: +39 0437.644416

•                                    as to the Beneficiary personally: to the address indicated in the Application Form.

It being understood that: (i) in case the above addresses are modified, the Beneficiary must serve the Company with written notice, and, if by the Company, to each Beneficiary, and the delivery of this communication to the addressee will render the amendment effective with respect to the latter;

and (ii) unless otherwise specified by this Regulation, or subsequently in writing from the Company, all the abovementioned communication methods may be alternatively used.

Annex A

Application Form

2013-2017 PERFORMANCE SHARES PLAN, RESERVED TO CERTAIN EMPLOYEES OF

 LUXOTTICA GROUP S.p.A. AND ITS CONTROLLED COMPANIES

YEAR [  •  ] GRANT

Luxottica Group S.p.A.

[  •  ]

The undersigned	(“Beneficiary”)
Born in	on
Resident in	Address
Telephone number	Fiscal code

Declares

having received, read, and fully understood the Regulation of the Plan and the EPS Target, which constitute an integral and substantial part of this Application Form and which are intended to be reproduced hereby (including the definitions and terms and expressions used therein) and to fully accept their terms and conditions, by signing the Application Form, the copy of the EPS Target, as well as a copy of the Regulation.

Declares	to be duly informed that this Application Form has to be returned to the Company, upon penalty of cancellation of the right to participate in the Plan, no later than [ •] am/pm, on [ •].

Confirms	to any effect and under his/her exclusive personal liability that the above personal data are correct.

Confirms

to be informed and to accept that, should this Application Form not be fully completed or undersigned, the Application Form will not have any effect pursuant to Article 1326 (4) of the Italian Civil Code.

Acknowledges

to have been provided by the Company with a number of Units equal to [ •], any of which, pursuant to the terms and conditions set out in this Application Form and the Regulation of the Plan, gives the right to be assigned 1 Share.

Requires	to be confirmed by the Company, by signing a copy of this Application Form, that it has been received, and the subsequent adhesion to the Plan.

, on
(Beneficiary)

Pursuant to Articles 1341 and 1342 of the Italian Civil Code, the Beneficiary specifically accepts clauses 5, 7, 9 and 11 of the Regulation.

, on
(Beneficiary)

For receipt of this Application Form and confirmation of adhesion to the Plan:

, on
(Luxottica Group S.p.A.)

Pursuant to Article 13 of Legislative Decree No. 196 of June 30, 2003, the personal data submitted at the moment of the signing of this Application Form will be treated, also throughout information technology procedures, for objectives strictly related to the execution of the Plan. Within the scope of such treatment, the Beneficiary is entitled to any right provided by Article 7 of Legislative Decree No. 196 of June 30, 2003. The submission of personal data is requested as strictly related to the execution of the Plan; partial failure of the submission will result in the rejection of the Application Form. The data controller is the Company. To fulfill the abovementioned clause, the Beneficiary gives his/her consent pursuant to Legislative Decree No. 196 of June 30, 2003.

(Beneficiary)